Exhibit a 1

CERTIFICATE OF TRUST

OF

MAINSTAY VP FUNDS TRUST

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.).

FIRST: The name of the statutory trust formed hereby is “MainStay VP Funds Trust” (the “Trust”).

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is c/o Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FIFTH: Notice is hereby given that the Trust shall consist of one or more series. As provided in the governing instrument of the Trust, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets held with respect to such specified series.

SIXTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being the Trustees of the Trust, have duly executed this Certificate of Trust as of this 15th day of December, 2010.

MainStay VP Funds Trust

By:	/s/ Susan B. Kerley
Susan B. Kerley, as Trustee not individually

/s/ John Y. Kim
John Y. Kim, as Trustee not individually

/s/ Alan R. Latshaw
Alan R. Latshaw, as Trustee not individually

/s/ Peter Meenan
Peter Meenan, as Trustee not individually

/s/ Richard H. Nolan, Jr.
Richard H. Nolan, Jr., as Trustee not individually

/s/ Richard S. Trutanic
Richard S. Trutanic, as Trustee not individually

/s/ Roman L. Weil
Roman L. Weil, as Trustee not individually

/s/ John A. Weisser, Jr.
John A. Weisser, Jr., as Trustee not individually